Exhibit 19.1

Ridgefield Acquisition Corp Insider Trading Policy

1. Purpose

The purpose of this Insider Trading Policy (the “Policy”) is to ensure that directors, officers, employees, and certain consultants of Ridgefield Acquisition Corp (the “Company”) comply with U.S. securities laws prohibiting insider trading. This Policy is designed to prevent even the appearance of improper conduct related to trading in the Company’s securities.

2. Scope

This Policy applies to:

•	All directors, officers, and employees of the Company.
•	Consultants and advisors who have access to material nonpublic information.
•	Family members and household members of the above individuals.
•	Any entities controlled by persons subject to this Policy.

3. Prohibition on Insider Trading

No person covered by this Policy may:

•	Trade in the Company’s securities while in possession of material nonpublic information (“MNPI”).
•	Disclose MNPI to anyone outside the Company (including family and friends) unless authorized.
•	Engage in tipping, meaning passing MNPI to others who may trade based on that information.
•	Engage in short sales, options trading, or hedging transactions involving the Company’s securities.

4. Definition of Material Nonpublic Information

Material nonpublic information includes any information that:

•	Has not been publicly disclosed by the Company; and
•	Would be considered important by a reasonable investor when making investment decisions.

Examples include, but are not limited to:

•	Unannounced financial results or earnings information.
•	Significant corporate transactions, such as mergers, acquisitions, or financings.
•	Regulatory developments that could impact the Company.

5. Blackout Periods

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Regular Blackout Periods: Directors, officers, and designated employees may not trade in the Company’s securities during the period beginning two weeks before the end of each fiscal quarter and ending two trading days after the Company’s earnings release.

•	Special Blackout Periods: The Company may impose additional blackout periods when significant undisclosed events are pending.

6. Pre-Clearance Requirement

Covered individuals must obtain pre-clearance from the Board of Directors before engaging in any transactions involving the Company’s securities.

7. Rule 10b5-1 Trading Plans

•	Covered individuals may adopt pre-approved Rule 10b5-1 trading plans to facilitate pre-scheduled transactions.
•	All such plans must be reviewed and approved by the General Counsel or Compliance Officer before implementation.

8. Penalties for Violations

•	Insider trading violations may result in civil and criminal penalties, including fines and imprisonment.
•	Violations of this Policy may result in disciplinary action, including termination of employment.

9. Reporting Violations

Any person with knowledge of a possible violation of this Policy must report it immediately to the Board of Directors.

10. Amendments and Compliance

This Policy may be updated periodically. All employees and covered persons are responsible for understanding and complying with its terms.